Exhibit 10.29

SCHEDULE OF COMPENSATION FOR
NON-EMPLOYEE DIRECTORS
(ADOPTED OCTOBER 23, 2017)

This schedule describes the compensation payable by Cree, Inc. (the "Company") to individuals who are not employed by the Company but serve as members of the Company's Board of Directors. The compensation consists of cash and equity compensation components as described below. In addition, the Company will pay or reimburse directors for reasonable expenses incurred in performing the duties of the director in accordance with the Company's business expense reimbursement policy and procedures. This schedule is not intended to create any contractual obligation with any director and may be amended by the Company at any time.

Cash Compensation

Quarterly retainer for indicated role:

Member of the Board of Directors	$15,000
Chairman of the Board of Directors	$15,000
Chair of the Audit Committee	$7,500
Chair of the Compensation Committee	$5,000
Chair of the Governance & Nominations Committee	$2,500
Member of the Audit Committee	$3,750
Member of the Compensation Committee	$2,500
Member of the Governance & Nominations Committee	$1,250

1.
Each non-employee director will be paid the retainer listed above for membership on the Board of Directors and for each other role in which the director serves (the Chairman of the Board will not be paid for any Committee membership). The retainer will be earned on the first day of the fiscal quarter on which the director serves in the indicated role. If a director is elected or appointed to the role after the first day of the fiscal quarter, a portion of the retainer, prorated based on the number of days remaining in the quarter, will be earned on the day on which the director's election or appointment is effective. No adjustment will be made nor any repayment due in the event that a director does not serve in the indicated role for the remainder of the quarter.

2.
Retainers are in lieu of meeting fees except as provided in this paragraph. Unless another compensation arrangement is put in place at the time of special committee formation, in the event that a non-employee director is appointed to serve on a Board committee not listed above, the director will earn a fee of $1,000 for each meeting of the committee attended, or $2,000 for each meeting attended if serving as Chair or acting Chair of the committee.

3.
Retainers and any meeting fees earned will be paid promptly following the first day of each fiscal quarter. Non-employee directors may elect to receive Company stock in lieu of retainers and meeting fees, and to defer all or a portion of retainers and meeting fees earned, pursuant to the Non-Employee Director Stock Compensation and Deferral Program while such plan is in effect.

Equity Compensation

1.
Each non-employee director then serving on the Board who has been nominated for re-election at the next annual meeting of shareholders will be granted on the first business day of September restricted stock units to acquire shares of the Company's common stock. The number of restricted stock units to be granted will be determined by dividing $170,000 by the 30-day average closing stock price of the Company’s common stock ending one trading day prior to the August meeting of the Compensation Committee. The restricted stock units will be granted pursuant to the Company's 2013 Long-Term Incentive Compensation Plan. The restricted stock units vest in full on the first anniversary of the grant date, provided that the director is then serving as a member of the Board of Directors or as an employee of the Company or other Employer under the Plan.

2.
If a non-employee director is first elected to the Board after the first business day of September, the director will be granted restricted stock units as provided above, except that the restricted stock units will vest in three equal installments on each of the first, second and third anniversaries of the grant date, provided that the director is then serving as a member of the Board of Directors or as an employee of the Company or other Employer under the Plan.

3.
The restricted stock unit awards described above will be awarded only if recommended by the Compensation Committee and approved by the Governance and Nominations Committee on or before the grant date. Awards under this schedule will be made pursuant to the form of award agreement as approved by the Compensation Committee from time to time.